UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 21, 2007

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS EmployerIdentification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2-Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release February 21, 2007

Potomac Bancshares, Inc. President and CEO Robert F. Baronner, Jr. announces the year end unaudited results for the one bank holding company located in Charles Town, West Virginia.

The company had record net income for the twelve months ended December 31, 2006 of $4.035 million compared to $3.664 million for the twelve months ended December 31, 2005, an improvement of 10.1%. On a per share basis, basic earnings were $1.17 per share for the twelve months ended December 31, 2006 compared to $1.06 per share for the twelve months ended December 31, 2005, an improvement of 10.4%. Diluted earnings for the two periods were $1.16 per share and $1.05 per share, respectively. It should be noted that the bank paid a 2% stock dividend on June 1, 2006 and repurchased 27,093 shares of its common stock during the year as well. Return on average assets (ROAA) and return on average equity (ROAE) at year end 2006 were 1.39% and 15.15%, respectively.

Loans outstanding (net of reserve) at the end of 2006 were $227.6 million compared to December 2005 year end totals of $208.3 million, an increase of 9.3%. Credit quality remains strong with loan delinquencies averaging less than 1% for 2006 and total charge-offs amounting to less than 5 basis points for the year. Total deposits including the bank's commercial cash management account increased from $249.4 million at December 31, 2005 to $262.1 million at December 31, 2006.

The Board of Directors of Potomac Bancshares declared a first quarter dividend payment of 10 cents per share of common stock. This dividend will be paid on March 1, 2007 to all shareholders of record on February 15, 2007. This represents the sixteenth consecutive increase in the dividend since the company began paying them on a quarterly basis in 2003. Total dividends paid in 2006 were 38 cents per share compared to 33 cents per share in 2005, an increase of 15.2%.

Potomac Bancshares, Inc. is a public company trading under the ticker symbol PTBS.OB. Potomac Bancshares, Inc. is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

Section 9-Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

    Financial Statements of Businesses Acquired-N//A
    Pro Forma Financial Information-None
    Exhibits-None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

February 21, 2007